Exhibit 10.31

ALPHA AND OMEGA SEMICONDUCTOR LIMITED

AMENDED FY 2013 EXECUTIVE INCENTIVE PLAN

The following is a summary of the operation of the Executive Incentive Plan (the “Plan”) established by Alpha and Omega Semiconductor Limited (the “Company”) for Fiscal Year 2013, as amended on February 12, 2013.

Participants

Executive officers and Vice Presidents.

Performance Bonus

Participants are eligible to receive a bonus based on the level of attainment of pre-specified corporate performance goals. The Company's compensation committee establishes the performance goals to be attained.

Performance Goals

The corporate performance goals for Fiscal Year 2013 are revenue and operating income (after bonus payout). The amount of bonus earned is based 50% on revenue achieved and 50% on the non-GAAP operating income (as determined by the management of the Company) achieved; however, a minimum of 80% of the target performance goal must be achieved for payout under that performance goal and no bonus will be paid under either performance goal if a minimum of 80% of the non-GAAP operating income target is not achieved.

Target Bonus Awards

The Company's compensation committee establishes the bonuses payable based on the level of attainment of the corporate performance goals. The target bonuses for each named executive officer for Fiscal Year 2013 are as follows: Chief Executive Officer: 100% of base salary; Chief Financial Officer, Chief Operating Officer and Vice President of Sales: 60% of base salary; Chief Accounting Officer: 40% of base salary. Based on level of performance attained, actual bonus payouts can range from 100% to 200% of base salary for the Chief Executive Officer; 60% to 120% of base salary for the Chief Financial Officer, Chief Operating Officer and Vice President of Sales; and 40% to 100% of base salary for the Chief Accounting Officer.

Payment of Bonus

A portion of the bonus is payable following the end of the first 6 months of Fiscal Year 2013 based on achievement of performance goals for such semi-annual period. The bonus payable based on full-year performance is then reduced by the bonus amount paid with respect to such semi-annual period. In the event that Company performance declines in the second half of the year such that no annual bonus would be payable for the fiscal year based on fiscal year performance, the participant is not required to repay any bonus payment received based on the performance for the first 6 months of the fiscal year. The participant must remain in employment with the Company through the last day of the performance periods to receive a bonus for that period.